UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

September 21, 2004

Date of Report (Date of earliest event reported)

MAXIM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14430	87-0279983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8899 UNIVERSITY CENTER LANE, SUITE 400

SAN DIEGO, CALIFORNIA 92122

(Address of principal executive offices, including zip code)

(858) 453-4040

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 21, 2004, plaintiff, Dr. Richard Bassin, on behalf of himself and purportedly on behalf of a class of others similarly situated, filed a complaint in the United States District Court for the Southern District of California against Maxim Pharmaceuticals, Inc. (“Maxim”) and two officers of Maxim, alleging violations of federal securities laws related to declines in the Maxim’s stock price in connection with various statements and alleged omissions to the public and to the securities markets regarding Maxim’s lead drug candidate Ceplene™ (histamine dihydrochloride), and seeking damages therefore.  Maxim expects that additional complaints alleging similar violations may be filed, and Maxim anticipates that any similar complaints filed in federal court may be consolidated into a single action.

Maxim intends to engage in a vigorous defense against these claims.  However, no assurances can be made that Maxim will be successful in its defense of such claims.  If Maxim is not successful in its defense of such claims, it could be forced to make significant payments to members of the purported class, the plaintiffs and defense lawyers, and such payments could have a material adverse effect on its business, financial condition and results of operations if not covered by its insurance carrier.  Even if Maxim’s defense against such claims is successful, the litigation could result in substantial costs and divert management’s attention and resources, which could adversely affect its business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxim Pharmaceuticals, Inc.

Date: September 23, 2004	/s/ Anthony E. Altig
Anthony E. Altig,
Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer duly authorized to sign on behalf of the registrant)